Exhibit 10.43

AMERICAN SCIENCE AND ENGINEERING, INC.

20     Long-Term Incentive Plan Cash Component

LTIP Cash Component Agreement

American Science and Engineering, Inc. (the “Company”), a Massachusetts corporation, hereby grants, pursuant to the 20     Long-Term Incentive Plan (the “Plan”) to the person named below LTIP Cash Component (“LTIP Cash Component”) representing the right to receive cash subject to the terms and conditions set forth below and those attached hereto.

DEFINITIONS

Grant Date	[Date]

Participant	[Participant]

LTIP Cash Component	[$$$]

LTIP Cash Component Schedule and Vesting:  The LTIP Cash Component (“Cash”; “Cash Component”) shall vest upon the achievement of performance targets of the Company, as more particularly described herein (“Performance-Vested LTIP Cash Component”).  Specifically, the Performance-Vested LTIP Cash Component shall become exercisable in accordance with the following terms: as soon as practicable following the delivery to the Company of its audited financial statements for the fiscal year, the Compensation Committee shall determine whether the Performance Goals (as defined in the Plan) have been met.  Restrictions on the Performance-Vested LTIP Cash Component will lapse, pro-rata, as each or any of the Performance Goals are met.  If the Company has not met any portion of the Performance Goals prior to the end of the fiscal year ending on or before Fiscal Year Date                               , one half (1/2) of the pro-rata portion of the Performance-Vested LTIP Cash Component attributable to such unattained goals shall immediately vest, and one half (1/2) shall be automatically and immediately forfeited.

The Performance Goals shall be established by the Compensation Committee of the Board of Directors based on one or more of the following objective criteria prior to the beginning of such Performance Period or within such period after the beginning of the Performance Period (as defined in the Plan) as shall meet the requirements to be considered “pre-established objective performance goals” for purposes of the regulations issued under Section 162(m) of the Code: (i) increases in the price of the Common Stock, (ii) market share, (iii) sales, (iv) revenue, (v) return on equity, assets, or capital, (vi) economic profit (economic value added), (vii) total shareholder return, (viii) costs, (ix) expenses, (x) margins, (xi) earnings (including EBITDA) or earnings per share, (xii) cash flow (including adjusted operating cash flow), (xiii) customer satisfaction, (xiv) operating profit, (xv) net income, (xvi) research and development, (xvii) product releases, (xviii) manufacturing, or (xix) any combination of the foregoing, including without limitation, goals based on any of such measures relative to appropriate peer groups or market indices, as more particularly outlined on Exhibit A, attached to this Agreement and hereby incorporated by reference..

By acceptance of this Award, the Participant agrees to the terms and conditions set forth above and those attached hereto.

PARTICIPANT	AMERICAN SCIENCE AND ENGINEERING, INC.

By:	By:

Its:

AMERICAN SCIENCE AND ENGINEERING, INC. 20     LTIP CASH COMPONENT

LTIP Cash Component Terms and Conditions

1.             LTIP Cash Component.  The LTIP Cash Component (“Cash”; “Cash Component”) represents the right to receive a portion of LTIP value in Cash, subject to the fulfillment of the Vesting Schedule and the other terms and conditions of this Award.

2.             Vesting Schedule.  Upon each vesting of the LTIP Cash Component in accordance with the Vesting Schedule set forth on the face of this Grant Agreement (each, a “Vesting Date”), and subject to the satisfaction of Section 6 below regarding taxes, the Company shall issue to the Participant the cash value of the LTIP Cash Component that vests on such Vesting Date as soon as practicable after such Vesting Date, but in no event later than March 15 of the following calendar year.

3.             Effect of Termination of Employment.  If the Participant’s status as an employee of the Company or an Affiliate is terminated for any reason (voluntary or involuntary), all LTIP Cash Components that remain unvested shall upon termination of employment immediately and irrevocably terminate, and such unvested LTIP Cash Components shall immediately and irrevocably be forfeited.  Notwithstanding the foregoing:

(a)                                  If the Participant is on military leave, sick leave, or other leave of absence approved by the Company or the Affiliate, his or her employment with the Company or the Affiliate will be treated as continuing intact during the period of such leave.  The Participant’s employment will be deemed to have terminated on the first day after the expiration of such leave.

(b)                                 If the Participant is terminated by reason of retirement prior to the end of the fiscal year ending on or before [Fiscal Year Date] and the Participant’s age is equal to or greater than 65 and the Participant’s age plus length of service is equal to or greater than 70, one half (1/2) of the pro-rata portion of the Cash Component reflecting the percentage of such Cash that was accrued by the Company on its books at the time of the Participant’s retirement date shall immediately vest, and one half (1/2) shall be automatically and immediately forfeited.

(c)                                  If the Participant’s employment is terminated by reason of his or her death, the Cash Component shall become vested on a prorated basis reflecting the percentage of such Cash that was accrued by the Company on its books at the time of the Participant’s death, without regard to the Vesting Schedule.  In such event, the restrictions will be lifted from such prorated portion of the Cash, and such prorated Cash will be freely transferable to the person(s) to whom the Participant’s Cash rights pass by will or by the applicable laws of descent and distribution..

4.             Change of Control.  To preserve the Participant’s rights under this Award in the event of a Change in Control of the Company (as defined below) occurring while the Participant is employed by the Company or an Affiliate, the Committee may in its discretion take one or more of the following actions: (i) provide for the acceleration of any Vesting Date, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received with respect to the Award had the Award fully vested upon the Change in Control of the Company, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the Change in Control of the Company, (iv) cause the Award to be assumed, or new rights substituted therefore, by another entity, or (v) make such other provision as the Committee may consider equitable to the Participant and in the best interests of the Company.  The term ‘Change in Control’ or ‘Change in Control of the Company’ shall mean the occurrence hereafter of any of the following:

(a)          Any Person, other than the Company or an Affiliate, becomes a beneficial owner (within the meaning of Rule 13d-3, as amended, as promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, in one or a series of transactions, of securities representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b)         The consummation of a merger or consolidation of the Company with any other Person, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)          The closing of a sale or other disposition by the Company of all or substantially all of the assets of the Company;

(d)         Individuals who constitute the Board of Directors on the date hereof (“Incumbent Directors”) cease for any reason to constitute at least a majority of the board; provided, that any individual who becomes a member of the Board subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; or

(e)          A complete liquidation or dissolution of the Company;

provided, in each case, that such event also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

5.             Award Not Transferable.  This Award is not transferable by the Participant other than by will or the laws of descent and distribution.  The naming of a Designated Beneficiary does not constitute a transfer. The Committee may, in its sole discretion, allow the Participant to transfer this Award under a domestic relations order in settlement of marital or domestic property rights.

6.             Payment of Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld with respect to the Award no later than the date of the event creating the tax liability.  The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant.

7.             No Right To Employment.  No person shall have any claim or right to be granted an Award.  Neither the Plan nor this Award shall be deemed to give any Participant the right to continued employment or to limit the right of the Company or an Affiliate to discharge any Participant at any time.

8.             Amendment of Award.  The Committee may amend, modify, or terminate this Award, including substituting therefore another instrument of the same or a different type, provided that the Participant’s consent to such action shall be required unless  the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

9.             Data Privacy and Electronic Delivery.  By executing this Grant Agreement, the Participant: (i) authorizes the Company, its Affiliates, and any agent of the Company or its Affiliates administering the Plan or providing Plan recordkeeping services, to disclose to the Company, its Affiliates or third-party service providers such information and data as may be deemed necessary or appropriate to facilitate the grant of Awards; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Company, its Affiliates, and third-party service providers to store and transmit such information in electronic form.  The Participant agrees that the Company, its Affiliates, and their agents may deliver electronically all documents relating to the Plan or this Award.

10.           Cancellation and Rescission of Award.  In consideration of this Award the Participant agrees that if Participant breaches Participant’s obligations under the terms of the American Science & Engineering Employee Representation, Rights in Data, and Non-Compete Agreement, then the Company may cancel, suspend, withhold, or otherwise limit or restrict (in whole or in part) the vesting of this Award.  If this Award vests prior to the occurrence or discovery by the Company of any such breach, then the Committee may rescind the vesting of this Award at any time within the two (2) year period after such vesting.  In the event of any rescission, the Participant shall pay to the Company the amount of income recognized upon vesting of the Award in such manner and on such terms and conditions as may be required by the Committee, and the Company shall be entitled to set-off the amount of any such income against any amount that may be owed to the Participant.